EXHIBIT (11.1)


THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
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CALCULATION OF PRIMARY NET EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

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(All amounts in thousands, except per share amounts)

                                                     First Quarter Ended
                                                     --------------------
                                                     March 30,   March 31,
                                                       1997        1996
                                                     -------      -------

NET EARNINGS APPLICABLE TO COMMON AND COMMON
 EQUIVALENT SHARES                                  $ 20,177     $ 36,346
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AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING:
  Average number of common shares outstanding         52,217       52,779

  Dilutive effect of stock options after
   application of treasury stock method                  827          693
                                                     -------      -------
AVERAGE NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING                        53,044       53,472
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PRIMARY NET EARNINGS PER COMMON AND COMMON
 EQUIVALENT SHARE                                   $    .38     $    .68
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